Exhibit 8.2

[Letterhead of Goodwin Procter LLP]

AeroCare Holdings, Inc.

3325 Bartlett Boulevard

Orlando, FL 32811

Re:	Registration Statement on Form S-4 of MergeWorthRx Corp.

Ladies and Gentlemen:

We have acted as counsel for AeroCare Holdings, Inc., a Delaware corporation (the “AeroCare”), in connection with the transactions described in the Registration Statement on Form S-4 of MergeWorthRx Corp. (“MergeWorth”) (the “Registration Statement”).

We hereby confirm that the statements in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations of the Merger”, insofar as they purport to constitute summaries of matters of U.S. federal income tax law or regulation or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

This opinion is being furnished only to holders of AeroCare common stock in connection with the transactions described in the Registration Statement and solely for their benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted, or otherwise referenced for any other purpose whatsoever without our express written consent. We hereby consent to (i) the inclusion of this opinion as an exhibit to the Registration Statement, (ii) references to our opinion in the Registration Statement and (iii) the inclusion of our name under the heading “Legal Matters” in the registration statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Goodwin Procter LLP

Goodwin Procter LLP